Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 8, 2013, relating to the financial statements and financial statement schedule of P. H. Glatfelter Company and subsidiaries, and the effectiveness of P. H. Glatfelter Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of P. H. Glatfelter Company for the year ended December 31, 2012.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

May 29, 2013